Exhibit 99.1

Axcella Therapeutics Announces $25 Million Registered Direct Offering of Common Stock Priced At the Market

Cambridge, Mass., March 16, 2022 – Axcella Therapeutics (Nasdaq: AXLA), a clinical-stage biotechnology company pioneering a new approach to treat complex diseases using multi-targeted endogenous metabolic modulator (EMM) compositions, today announced that it has entered into a securities purchase agreement with investors in a registered direct offering of 13,089,002 shares of common stock (the “Shares”) at a purchase price of $1.91 per share, resulting in gross proceeds of $25.0 million.

The offering is expected to close on March 16, 2022, subject to customary closing conditions. Since this offering is being made without an underwriter or a placement agent, Axcella will not be paying any underwriting discounts in connection with the transaction. Axcella intends to use the net proceeds from the offering to complete its Long COVID Phase 2a clinical trial and, assuming positive data, its regulatory dialogue regarding next steps for this program; complete enrollment of its EMMPACT Phase 2b clinical trial in non-alcoholic steatohepatitis (NASH); advance its EMMPOWER Phase 2 clinical trial in OHE; and for working capital and other general corporate purposes.

The Shares were offered pursuant to a shelf registration statement that was previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on June 12, 2020. A final prospectus supplement, which contains additional information relating to the offering, has been filed with the SEC and is available on the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Shares, nor shall there be any sale of the Shares in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

Internet Posting of Information

Axcella uses the “Investors and News” section of its website, www.axcellatx.com, as a means of disclosing material nonpublic information, to communicate with investors and the public, and for complying with its disclosure obligations under Regulation FD. Such disclosures include, but may not be limited to, investor presentations and FAQs, Securities and Exchange Commission filings, press releases, and public conference calls and webcasts. The information that we post on our website could be deemed to be material information. As a result, we encourage investors, the media and others interested to review the information that we post there on a regular basis. The contents of our website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

About Axcella Therapeutics (Nasdaq: AXLA)

Axcella is a clinical-stage biotechnology company pioneering a new approach to treat complex diseases using compositions of endogenous metabolic modulators (EMMs). The company’s product candidates are comprised of EMMs and derivatives that are engineered in distinct combinations and ratios to reset multiple biological pathways, improve cellular energetics, and restore homeostasis. Axcella’s pipeline includes lead therapeutic candidates in Phase 2 development for the treatment of Long COVID and non-alcoholic steatohepatitis (NASH), and the reduction in risk of overt hepatic encephalopathy (OHE) recurrence. The company’s unique model allows for the evaluation of its EMM compositions through non-IND clinical studies or IND clinical trials. For more information, please visit www.axcellatx.com.

Company Contact

Jason Fredette

jfredette@axcellatx.com

(857) 320-2236